Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this eleventh day of December, 2002, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Morio Nishikawa (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as President, Japan, or such other officer position as Employee may be assigned to by the President/CEO or Chairman, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO or Chairman.

1.2 Place of Employment. Employee’s initial principal place of employment shall be Yamashita-cho SSK Building, 22 Yamashita-cho Naka-ku, Yokohama, Kanagawa-ken.

1.3 Duties. During the Period of Employment, the Employee shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest his personal or family funds in any form or manner he may choose that will not require any services on his part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with his position and which may be assigned to him from time to time by the President/CEO or Chairman.

ARTICLE II

Term and Termination

2.1 Term. Employee’s employment under this Agreement shall commence on January 1, 2003, shall be at will, and may be terminated by formal or informal action of the Chairman or President/CEO at any time for any reason not prohibited by law.

2.2 Termination without Cause. If Employee’s employment shall be terminated other than for cause, as defined in Section 2.3 below, or by resignation, Employee shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect and, so long as he complies with all provisions of the agreements attached as Addenda B and C, and any other local country benefits and plans in which Employee may participate, receive (a) continuation of his base salary for one year from the effective date of the employment termination; (b) a pro-rated performance bonus for the fiscal year in which termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (c) reimbursement of expenses to which Employee is entitled under Section 5.3. To the extent local employment laws in the Employee’s assigned country provide for additional benefits or compensation after termination, such local laws will supersede the provisions contained in this Section 2.2.

2.3 Termination for Cause. If the Chairman or President/CEO should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement.

(b) Failure to perform within the provisions of “This We Believe.”

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the Chairman or President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(i) Breach of any duty or obligation under the agreements attached as Addenda B and C to this Agreement.

2.4 Death or Disability. Employee’s employment shall terminate automatically and immediately upon Employee’s death, or upon the Chairman’s or President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of his position. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the Chairman or President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the Chairman or President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long-term disability insurance policy provided by JDI or Employee with respect to employee, which benefits shall be governed solely by the terms of any such insurance policy. If employee’s employment is terminated under this section, Employee or his estate shall be entitled to receive payments as described in Section 2.2 above.

ARTICLE III

Compensation

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of $276,627. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective April 1 of each contract year.

3.2 Performance Bonus. The Employee shall be eligible to receive a Performance Bonus in accordance with the terms of the Performance Bonus Objective Plan. The Employee’s target bonus is 50% of fiscal year base salary. Depending on achievement of objectives, this amount can range between 0% and 200% of the target. The Performance Bonuses are paid after approval of the Board of Directors of the Company, following the end of the fiscal year.

3.3 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $7,500 to be used for annual country club dues, financial planning, tax advice/preparation, car lease and estate planning.

3.4 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

Long Term Incentive Plan Operating Provisions

The following sets forth additional provisions regarding the Long Term Incentive Plan:

4.1 Participation. Employee will be eligible to participate in the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan, as amended from time to time (the “LTIP”) in accordance with the terms of the LTIP and the provisions of this Agreement. As provided in the LTIP, however, the awards granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. The Provisions of the LTIP (including the defined terms) are incorporated by reference in this Agreement.

4.2 Stock Options.

(a) Exercise and Vesting. Vested Options shall be exercisable for a 7-year period from the date of grant. Options shall become vested four years from the date of grant except to the extent vesting is accelerated by the Committee. If Employee is terminated prior to the date he becomes vested as a result of Termination for Cause or voluntary termination of employment (including resignation), Employee will forfeit all options not yet vested. If Employee is terminated due to death, Disability or Retirement, Employee shall become fully vested in all options not yet vested. If Employee is terminated for other reasons, the committee shall determine if options are forfeited. Notwithstanding the provisions of Section 6.01(a) of the LTIP, all Vested Options must be exercised within 90 days of Employee’s termination of employment; otherwise, such Vested Options are forfeited.

(b) Exercise. Vested Options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash or such other form of payment as the committee shall permit.

(c) Rights as a Stockholder. Employee will have no rights as stockholder with respect to shares subject to Options unless and until they are exercised and Company Shares are actually issued to the Employee.

(d) Non-Transferability of Options. Options are not transferable except by the laws of descent and distribution on the death of the Employee.

4.3 Conflict. In the event the terms of this Agreement conflict with the terms of the LTIP, the terms of this Agreement shall control over the terms of the LTIP.

ARTICLE V

Miscellaneous

5.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof, except the Expatriate Agreement between the parties and any other local country benefits and plans in which Employee may participate, which terms and conditions will remain in full force and effect.

5.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

5.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

5.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

5.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

5.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee: Morio Nishikawa

If to JDI:	JoAnne Brandes Sr. Vice President, Chief Administrative Officer, General Counsel & Secretary JohnsonDiversey, Inc. 8310 16th Street – MS 510 P.O. Box 902 Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

5.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

5.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

5.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A, B and C attached hereto, are incorporated by reference as a part of this Agreement.

5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ JoAnne Brandes
JoAnne Brandes, Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

/s/ Morio Nishikawa
Morio Nishikawa

Employee is hereby granted the following pursuant to the JohnsonDiversey, Inc. Long Term Equity Incentive Plan.

STOCK OPTIONS

No. of Options:  690

Exercise Price:  $106.93

Date of Grant:  December 11, 2002

Date of Vesting:  October 31, 2006

Employee Signature: /s/ Morio Nishikawa	Date: 4/11/2003